SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14 (A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement

[X] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule14a 6(e)(2))

                         NATIONAL SCIENTIFIC CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11:

       (1)   Title of each class of securities to which transaction applies;

       (2)   Aggregate number of securities to which transaction applies;

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.);

       (4)   Proposed maximum aggregate value of transaction;

       (5)   Total fee paid.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

       (1)   Amount previously paid:

       (2)   Form, Schedule or Registration Statement Number:

       (3)   Filing party:

       (4)   Date filed.

                         NATIONAL SCIENTIFIC CORPORATION
                         14455 N. HAYDEN RD., SUITE 202
                            SCOTTSDALE, ARIZONA 85260

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 25, 2003

To the Shareholders of National Scientific Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of National Scientific Corporation, a Texas corporation (NSC), will be held on Tuesday, March 25, 2003, at the Chaparral Suites Hotel, 5001 North Scottsdale Rd., Scottsdale, Arizona, 85250 at 8:00 a.m., local time, for the following purposes:

     1. To elect three directors to the Board of Directors to serve for a one-year term.

     2. To ratify the appointment of Hurley & Company to serve as the auditors for the Company for the fiscal year ending September 30, 2003.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on February 19, 2003 (the "Record Date"), are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Shares may be voted at the Annual Meeting only if the holder is present or represented by proxy. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the Company's corporate headquarters for any purpose germane to the Annual Meeting during ordinary business hours for ten (10) days prior to the Annual Meeting.

A copy of NSC's Annual Report to Shareholders, which includes audited financial statements, is included with this mailing, which is being first mailed on or about February 24, 2003. Management and the Board of Directors cordially invite you to attend the Annual Meeting.

                                             By Order of the Board of Directors

                                             /s/ Graham L. Clark

                                             Graham L. Clark, Secretary
Phoenix, Arizona
January 27, 2002

SHAREHOLDERS ARE ENCOURAGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY. A PRE-ADDRESSED ENVELOPE IS PROVIDED FOR THEIR CONVENIENCE. SHAREHOLDERS ARE ENCOURAGED TO VOTE REGARDLESS OF WHETHER OR NOT THEY ATTEND THE ANNUAL MEETING OF SHAREHOLDERS.

                         NATIONAL SCIENTIFIC CORPORATION
                       14455 NORTH HAYDEN ROAD, SUITE 202
                         SCOTTSDALE, ARIZONA 85260-6947

                                 PROXY STATEMENT
                       2003 ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 25, 2003

       This Proxy Statement is furnished by the Board of Directors of National Scientific Corporation, a Texas corporation (the "Company" or "NSC"), in connection with the solicitation of proxies to be used for the purposes of voting at the 2003 Annual Meeting of Shareholders (the "Annual Meeting") of the Company. The Annual Meeting will be held on Tuesday March 25, 2003, at 8:00 a.m., local time at the Chaparral Suites Hotel, 5001 North Scottsdale Road, Scottsdale, Arizona, 85250.

SOLICITATION AND VOTING OF PROXIES

       The enclosed proxy is solicited by the Board of Directors of the Company. The proxy materials related to the Annual Meeting are to be mailed on or about February 24, 2003, to shareholders of record at the close of business on February 19, 2003 (the "Record Date"). Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting, or any adjournment or postponement thereof, either in person or by valid proxy. As of the Record Date, there are approximately 64,076,000 outstanding shares of Common Stock, $.01 par value per share (the "Common Stock") of the Company.

       Shareholders are entitled to one vote for each share of Common Stock held of record on each matter of business to be considered at the Annual Meeting. Ballots cast at the Annual Meeting will be counted by the Inspector of Elections and determinations of whether a quorum exists and whether the proposals are approved will be announced at the Annual Meeting. The three nominees receiving a plurality of votes by shares represented and entitled to vote at the Annual Meeting, if a quorum is present, will be elected as a director of the Company.

       All valid proxies received before the Annual Meeting and not revoked will be exercised. All shares represented by proxy will be voted, and where a shareholder specifies by means of his, her or its proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If no specification is indicated and authority to vote is not specifically withheld, the shares will be voted (i) "for" the election of the persons named in the proxy to serve as Directors; and (ii) "for" the ratification of Hurley & Company as the independent auditors of the Company. The Inspector of Elections will treat abstentions and broker non-votes received as shares that are present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

       The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to the beneficial owners of the outstanding Common Stock. In addition to soliciting proxies by mail, proxies may be solicited by personal interview or telephone. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending a written notice of revocation to the Secretary of the Company at its corporate offices. The corporate offices of the Company are located at 14455 North Hayden Road, Suite 202, Scottsdale, Arizona 85260 and its telephone number is (480) 948-8324.

       The information included herein should be reviewed in conjunction with the financial statements, notes to financial statements, independent accountants' report and other information included in the Company's 2002 Annual Report to Shareholders that was mailed with this Proxy Statement to all shareholders of record on the Record Date. The Board of Directors knows of no other matters that may be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                              ELECTION OF DIRECTORS

       The Board of Directors of NSC (the "Board") has recommended the election of three directors. The Board recommends that the shareholders elect the nominees named below as directors of NSC for the ensuing year and until their successors are elected and qualified. The persons named in the enclosed form of proxy intend to vote for the election of the three nominees listed below. Mr. Ross is currently the Chairman-Emeritus of the Board, Mr. Grollman is Chairman of the Board, and Mr. Clark is currently serving as a director. Each nominee has indicated a willingness to serve, but in the event any one or more of such nominees for any reason should not be available as a candidate for director, votes cast will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be determined by the holders of such proxy. The Board knows of no reason to anticipate that any of the nominees will not be a candidate at the Meeting.

       Name                    Current Position With Nsc               Age
       ----                    -------------------------               ---

       Lou L. Ross             Director and Chairman-Emeritus
                                 of the Board                           73
       Michael A. Grollman     Chief Executive Officer and
                                 Chairman of the Board                  41
       Graham L. Clark         Vice President, Director,
                                 Secretary                              48

       LOU L. ROSS serves today as a director and as Chairman-Emeritus of the Company's Board. He has been a director since 1996 and assumed President and CEO duties in March 1998. Mr. Ross resigned as CEO of NSC in January of 2002, and also resigned as an employee of NSC in January of 2002, and became a contract consultant for NSC. He resigned as Chairman of the Board in December 2002. From 1970 to 1975, Mr. Ross served as Chairman and CEO of Intel Malaysia, established Intel's Manila plant and started Intel's military products operation. From 1976 to 1996, Mr. Ross served in a management capacity for various electronics manufacturing firms, including Labelab and Advanced Semiconductor Engineering
(ASE), where he was a Founder, as well as General Manager and Executive Vice President.

      MICHAEL A. GROLLMAN. Michael Grollman first became Chief Operating Officer in October 2000. Mr. Grollman was appointed President in April 2001, Chief Executive Officer in January of 2002, and Chairman of the Board in December 2002. From 1998 to September 2000, Mr. Grollman served as Regional Service Director of MicroAge, Inc., a company that provides customer-configured technology solutions to businesses. He served as General Manager, Executive Vice President and Chief Technology Officer for Advanced Information Systems from 1987 to 1998. Mr. Grollman received his Bachelor of Science degree in chemistry from the State University of New York, and his MBA from Arizona State University.

       GRAHAM L. CLARK. Graham Clark joined the Company in December 2000 as leader of the sales organization. He became Vice President of Technology Applications & Sales for National Scientific in September 2001, and a director and formally an officer of the corporation in August of 2002. He became NSC's Secretary in January of 2003. Before joining National Scientific, Mr. Clark was the General Manager of the Billet Precision Engineering Group, a privately held start-up manufacturing company providing custom engineering and manufacturing solutions to the semiconductor industry and other related industries. Prior to his tenure with Billet, he worked as Corporate General Manager for Amtech Systems, a publicly traded semiconductor equipment manufacturer. Six years prior, he was a founder and senior partner of GC Technology, a private representative organization for semiconductor capital equipment.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH NOMINEE FOR THE BOARD OF DIRECTORS.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

       The business of NSC is managed under the direction of the Board. The Board meets on a regularly scheduled basis to review significant developments affecting NSC and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met eight (8) times during fiscal 2002 and did not act by consent in lieu of any meetings. Each serving director attended in excess of 75% of the meetings held in 2002 by the Board and the committees of the Board on which such director served.

      In May of 2002, Mr. Charles E. Martin resigned from the Board. He stated his decision to resign was his concern regarding receiving Board fees. In July of 2002, Mr. Sam Carr and Mr. Bill Keilen resigned from the Board. Both stated their reason for resigning from the Board was attributable to NSC's decision to discontinue its D&O insurance policy, which the Company discontinued as an expense reduction measure.

       As of September 30, 2002, the Company had one committee, the Audit Committee. This committee met once in fiscal 2002, and consisted at the start of fiscal 2002 of Charles E. Martin and Michael A. Grollman. Mr. Grollman continues as the sole member of the Audit Committee and NSC is recruiting additional independent directors at this time with appropriate financial expertise to serve on the Board and its Audit Committee.

       Prior to August 2002, Directors of NSC who are not employees of NSC were compensated at a rate of $2,000 cash per month and $100 per Board meeting, with the Chairman Mr. Ross receiving an additional $500 per month Chairman's fee. In August 2002 and forward, the Company determined it would pay non-Employee Directors $2000 per month in NSC restricted Common Stock, and make no cash payments for any Board members. Mr. Ross's Agreement for $2500 per month in restricted Company Common Stock, payable quarterly, continues through February 2003.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The table below sets forth certain information, as of the Record Date, concerning the beneficial ownership by (i) each director and nominee of the Company, (ii) each of the Company's named executive officers, (iii) each person known to the Company to be the beneficial owner of more than five percent (5%) of NSC's outstanding Common Shares, and (iv) all directors and executive officers of the Company as a group. To the knowledge of the Company, all persons listed in the table have sole voting and investment power with respect to their shares, except to the extent that authority is shared by their respective spouses under applicable law.

                                       Number of
                                     Common Shares
Name and Address of                   Beneficially              Percent of
Beneficial Owner (1)                   Owned (2)             Outstanding Shares
------------------------            -----------------        ------------------

Lou L. Ross                           3,576,310 (3)                  6%
Michael A. Grollman                   2,566,000 (4)                  4%
Graham L. Clark                       1,326,667 (5)                  2%
Sam H. Carr                           1,400,000 (6)                  2%

All executive officers
and directors as a group
(4 persons)                           7,489,173                     14%
--------------

(1) The business address for all directors and officers of the Company is c/o the Company, 14455 North Hayden Road, Suite 202, Scottsdale, Arizona 85260.
(2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon the approximately 64,045,000 shares of Common Stock outstanding as of January 23, 2003.
(3) Includes 1,000,000 shares held by Mr. Ross' wife, and 750,000 shares underlying currently exercisable stock options held by Mr. Ross.
(4) Includes 1,050,000 shares underlying currently exercisable stock options and warrants, and 1,250,000 shares of restricted Common Stock subject to substantial risk of forfeiture.
(5) Includes 326,667 shares underlying currently exercisable stock options and warrants and 1,000,000 shares of restricted Common Stock subject to substantial risk of forfeiture.
(6) Includes 1,150,000 shares underlying currently exercisable stock options and warrants. Mr. Carr resigned as an officer and director in July 2002.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's outstanding Common Stock, to file certain reports of ownership with the Commission within specified time periods. Such officers, directors and shareholders are also required by Commission's rules to furnish the Company with copies of all Section 16(a) forms they file.

       Based solely on its review of such forms, all requirements received by it, or written representations from certain reporting persons, the Company believes that between October 1, 2001 and September 30, 2002, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were met.

                             EXECUTIVE COMPENSATION

       The following table sets forth certain information regarding annual and long-term compensation for services rendered to the Company during the fiscal years ended September 30, 2002, 2001 and 2000 to the Chief Executive Officer of the Company, and other named executive officers who served NSC in fiscal year 2002 and whose total salary and non-cash compensation exceeded $100,000 for the applicable fiscal periods. The below table includes salary earned and paid in the fiscal year ending September 30, 2002, and also salary earned in that yet but as yet unpaid as of January 24, 2003.

                           SUMMARY COMPENSATION TABLE

                                                                          Annual Compensation
                                                                  ------------------------------------
                                                                                          Other Annual
                                                       Fiscal     Salary       Bonus      Compensation
Name and Principal Position                             Year      ($)(1)        ($)          ($)(2)
---------------------------                            ------    --------    ---------    ------------
Lou L. Ross,  Chairman-Emeritus of the Board (3)         2002      98,700           --           4,500
                                                         2001     120,465           --              --
                                                         2000     110,591           --              --

Michael A. Grollman, President, CEO, Chairman (4)        2002     181,500           --          78,750
                                                         2001     172,500           --         165,000
                                                         2000          --           --              --

Sam H. Carr (5)                                          2002     160,275           --          34,166
                                                         2001     158,075           --         138,000
                                                         2000          --           --              --

Graham L Clark, Vice-President, Director (6)             2002     120,000           --          63,000
                                                         2001     120,000           --              --
                                                         2000          --           --              --

--------------

(1) Unpaid wages in this table are subject to Agreements with listed persons that allow for interest of approximately prime rate plus 2% to accrue on those unpaid wages until paid. These interest amount accruals are shown as approximate through year end September 2002.
(2) Stock Grants included in this column are for restricted Common Stock shares valued at 90% of the closing sales price for such shares on the date of grant. Closing sales price at fiscal year end September 2002 was approximately $.07 per share.
(3) Salary for 2002 includes $12,000 that was not paid out in cash, but deferred to a future period, and remains unpaid, plus an estimated $700 of interest through September 2002 year end on this unpaid amount. Other Compensation for 2002 includes restricted Common Stock grants of $2500 per month August and September paid as Board fees. Mr. Ross resigned as an employee in January of 2002. (See Employment Agreements below).

(4) Salary for 2002 includes $42,500 that was not paid in cash, but deferred to a future period, along with $1,500 estimated interest on this unpaid amount. Subsequent to year of September 2002, Mr. Grollman exchanged $10,000 of this deferred salary for a B Unit in the Company's November 2002 Private Placement Offering for 125,000 shares of restricted stock and 100,000 Common Stock purchase warrants exercisable at a price of $.50 per share, thus reducing 2002 unpaid wages for that year to $32,500. Other Compensation for 2002 also includes $78,750 for restricted Common Stock grants subject to risk of forfeiture if calendar 2003 sales do not meet or exceed key targets, and in exchange for salary reduction in calendar year 2003 of $60,000. Also subsequent to fiscal 2002 year end, Mr. Grollman deferred substantially all his October and November salary of $15,000 each month and $8,000 of his December 2002 and January 2003 salary to a future period, and this amount of $46,000 remains unpaid, leaving a total unpaid wages as of the end of January 2003 of approximately $78,500, plus accrued interest. Other Compensation for 2001 includes 100,000 shares of restricted Common Stock granted to Mr. Grollman in connection with his employment agreement. (See Employment Agreements below).
(5) Salary for 2002 includes $30,173 that was not paid out in cash, but deferred to a future period, and remains unpaid, including all accrued vacation through July 2002, plus an estimated $1,500 in interest through September 30, 2002. Other Compensation for 2002 includes $34,166 of contractor fees for services rendered in August and September of 2002, of which $21,337 remains unpaid. Subsequent to year ending September 2002, $10,000 of other deferred contractor fees was exchanged by Mr. Carr for an A Unit in the Company's November 2002 Private Placement Offering for 250,000 shares of restricted stock and 100,000 Common Stock purchase warrants exercisable at a price of $.30 per share. Other Compensation in 2001 for Mr. Carr includes the value of options granted at an exercise price below the market value of the stock on the date of grant. Mr. Carr resigned in July 2002 as an employee and a director. (See Employment Agreements below).
(6) Salary for 2002 includes $10,000 that was not paid in cash, but deferred to a future period. Subsequent to year end September 2002, Mr. Clark exchanged $10,000 of deferred salary for a B Unit in the Company's November 2002 Private Placement Offering for 125,000 shares of restricted stock and 100,000 Common Stock purchase warrants exercisable at a price of $.50 per share. Other Compensation for 2002 also includes $63,000 for Restricted Common Stock grants subject to risk of forfeiture if 2003 sales do not meet or exceed key targets. Also subsequent to September 30, 2002 year end, Mr. Clark deferred substantially all his October and November salary of $10,000 each month and $3,000 of his December and January salary to a future period, and this amount of $26,000 remains unpaid (See Employment Agreements below).


                              EMPLOYMENT AGREEMENTS

       Throughout fiscal 2000, Mr. Ross was engaged as an independent contractor for the Company. As such, Mr. Ross was paid a monthly fee of $9,500, subject to cash availability. Effective December 1, 2001, Mr. Ross became an employee of the Company. Throughout fiscal 2001 and continuing into the current fiscal year, Mr. Ross served without a written contract and was paid $9,500 monthly. In addition, in connection with an equity transaction involving Mr. Ross and his spouse in September 1999, the Board granted Mr. Ross the right to receive 4% of the gross revenues of NSC. In partial consideration for the forgiveness of this right to 4% of NSC's future revenues, the Company agreed to issue 500,000 restricted shares of Common Stock in NSC to Mr. Ross. The 500,000 shares are subject to the terms of a Restricted Stock Award Agreement, which requires that the shares issued will be released only when the market price of the stock exceeds $2.50 per share.

       Subsequent to fiscal year end 2001, the Company granted Mr. Ross options to purchase an aggregate of 750,000 shares of Common Stock. These options consist of ten separate tranches of 75,000 shares each, whose exercise prices range from $1 to $10 per share, which vest when the previous five day average market price exceeds even dollar levels beginning with $1 per share through $10 per share.

       In February of 2002 Mr. Ross resigned as an employee of NSC, and became a part-time contractor for the Company, paid at a rate of $10,000 per month, of which 20% would be deferred until a future date. The term of the agreement was two years and it required that Mr. Ross provide management consulting services to the Company of approximately 80 hours per month, and to serve as a director. In July 2002 NSC and Mr. Ross amended the contract to eliminate mandatory monthly minimum cash payments and minimum hours per month for on-going consulting duties outside of his role as a director. Mr. Ross's contract currently provides for a director's fee of $2,500 per month payable in NSC restricted Common Stock, which the Company has issued through January 2003. This Director's Fee Agreement is scheduled to be reviewed after February 2003.

       Mr. Grollman was engaged by NSC as an independent contractor from October 7, 2000 until November 30, 2000. He was paid $15,000 monthly for his services as an independent contractor. Effective December 1, 2000, Mr. Grollman became an employee of NSC under a one year contract to serve as NSC's Chief Operating Officer. Mr. Grollman was promoted to President in April 2001. The contract automatically renews for additional one-year terms unless either party chooses to terminate. Mr. Grollman's contract called for an annual gross salary of $180,000, payable semi-monthly. Also in accordance with the contract, on December 1, 2000, NSC granted Mr. Grollman 100,000 shares of restricted Common Stock. Also on December 1, 2000, NSC granted Mr. Grollman 500,000 vested options to purchase Common Stock at the closing sales price of the Common Stock on December 1, 2000. Additional option grants are included in Mr. Grollman's employment contract for each whole dollar amount increase in the market value of NSC's Common Stock. The whole dollar amount increase is measured over a moving two-week average. For each whole dollar amount attained between $1 and $15 inclusive, Mr. Grollman will receive 75,000 options at the whole dollar amount option price. Mr. Grollman is also entitled to additional options at various but declining levels for increases in stock value up to $50 per Common Share. In the event of a change in control or sale of substantially all the assets of NSC, the employment agreement between Mr. Grollman and NSC automatically terminates, and Mr. Grollman is to receive one hundred fifty percent (150%) of the then current year's annual salary.

       In January of 2002 Mr. Grollman agreed to defer 20% of his salary until such a time as cash was more available, reducing his immediately payable cash salary to $12,000 per month. For September, October, and November of 2002, Mr. Grollman deferred 100% of his payable salary, reducing his immediately payable cash salary to $0 per month. For December of 2002 and January of 2003, Mr. Grollman deferred $8,000 per month of salary, and was paid $7,000 in cash.

       In September 2002, the Company's Board initiated a restricted stock retainage program ("Stock Retainage Program") to retain key staff during a period of financial difficulty in calendar year 2002. The Company allocated approximately $150,000 in restricted Common Stock from this Stock Retainage Program pool of shares, to be granted to key employees during the year, subject to the Company exceeding sales growth objectives and expense reduction objectives in 2003. Failure to meet these objectives under the plan would result in the forfeiture by staff of this entire stock grant by all participants.

       Mr. Grollman was granted 750,000 shares of stock from this Stock Retainage Program pool of shares, subject to the Company achieving in excess of $200,000 in sales in calendar year 2003, and subject to him accepting a $60,000 per year pay reduction for the calendar year 2003, reducing his annual payable salary to $120,000 per year for 2003. Mr. Grollman was granted an additional 500,000 shares of stock under this program, subject to sales exceeding $1,000,000 for calendar year 2003. In addition to reducing his on-going salary by 30%, Mr. Grollman has agreed to temporarily defer an additional 30% of his remaining salary, subject to cash availability, reducing his monthly cash salary payment in January of 2003 to $7,000 per month. This deferral is subject to change on a month-by-month basis, at Mr. Grollman's election and subject to the availability of cash.

       Mr. Carr served NSC as an independent contractor from October 15, 2000 until November 30, 2000. He was paid $13,750 monthly for his services. Effective December 1, 2000, Mr. Carr became employed under a one year contract to serve as NSC's Chief Financial Officer. The contract automatically renewed for additional one-year terms unless either party chose to terminate. Mr. Carr's contract provided for an annual gross salary of $180,000, payable semi-monthly. Also in accordance with the contract, on December 1, 2000, NSC granted Mr. Carr 100,000 vested options to purchase Common Stock at a price equal to 25% of the closing price per share on December 1, 2000. Also on December 1, 2000, NSC granted Mr. Carr 500,000 vested options to purchase Common Stock at the closing sales price of the shares on December 1, 2000. Additional option grants were included in Mr. Carr's employment contract for each whole dollar amount increase in the market value of NSC's Common Shares. The whole dollar amount increase is measured over a moving two-week average. For each whole dollar amount attained between $1 and $15 inclusive, Mr. Carr will receive 75,000 options at the whole dollar amount option price. Mr. Carr is also entitled to additional options at various but declining levels for increases in stock value up to $50 per Common Share.

       From January of 2002 through July of 2002, Mr. Carr deferred 20% of his salary, subject to future cash availability, reducing his monthly salary cash payments to $12,000 per month.

       In July of 2002, Mr. Carr resigned as CFO and also as an employee and a director of NSC, and became a full-time non-employee contractor for the Company. He signed a one year contract, the terms of which were similar to his previous


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

employment contract with the Company, although all employee-related benefits were eliminated, and his hourly rate of pay was changed to approximately $97 per hour, or approximately $17,000 per month. The contract provides for automatic renewals for additional one-year terms unless either party chooses to terminate. Mr. Carr's contract provided his oversight of important financial activities within the Company. In November 2002, the Company and Mr. Carr amended this contract to eliminate his on-going oversight duties, and to eliminate mandatory monthly payments. The amended contract calls for Mr. Carr to be paid at a rate of approximately $97 per hour for services rendered to the Company on an as-needed basis, although this rate may be subject to increase if the total hours required by the Company is significantly less than full time. Mr. Carr was retained on this basis during the month of December 2002 to assist with preparation of the Company's annual 10-KSB report and other matters, for which he was paid approximately $12,000 in cash. In January 2003 Mr. Carr and the Company agreed to secure his services as a financial consultant for a minimum retainer of ten hours per month at a rate of $120 per hour. This retainer agreement is scheduled to be reviewed April 1, 2003.

       Mr. Clark was hired in December 2000 as manager of the sales organization. He was hired as an at-will employee at a rate of $120,000 per year base salary, plus commission on sales. He became Vice President of Technology Applications & Sales for National Scientific in September 2001, and a director and formally an officer of the corporation in August of 2002. In January of 2003, Mr. Clark entered into a one-year employment contract with the Company to serve as Vice President of Technology Applications & Sales. The contract automatically renews for additional one-year terms unless either party chooses to terminate. Mr. Clark's contract provides for an annual gross salary of $120,000, payable monthly. In the event of a change in control or sale of substantially all the assets of NSC, the employment agreement between Mr. Clark and NSC automatically terminates, and Mr. Clark is to receive fifty percent (50%) of the then current year's annual salary.

       For September, October, and November of 2002, Mr. Clark deferred 100% of his payable salary, reducing his immediately payable cash salary to $0 per month. For December of 2002 and January of 2003, Mr. Clark deferred $3,000 per month of salary, and was paid $7,000 in cash each month.

       Mr. Clark was granted 500,000 shares of stock from the Company's Stock Retainage Program pool of shares discussed above, subject to the Company achieving in excess of $200,000 in sales in calendar year 2003. Mr. Clark was granted an additional 500,000 shares of stock under this program, subject to sales exceeding $1,000,000 for calendar year 2003. In addition, Mr. Clark has also agreed to temporarily defer an additional 30% of his remaining salary subject to cash availability, reducing his monthly cash salary payment in January of 2003 to $7,000 per month. This deferral is subject to change on a month-by-month basis, at Mr. Clark's election.

               REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

       The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for, among other things, reviewing and discussing the audited financial statements with management, discussing with the Company's auditors information relating to the auditors' judgments about the quality of the Company's accounting principles, recommending to the Board of Directors that the Company include the audited financials in its Annual Report on Form 10-KSB and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of auditors' services and activities.

REVIEW OF AUDITED FINANCIAL STATEMENTS

       The Audit Committee, which was established in December 2000, does not yet have a charter. The Audit Committee met once during fiscal 2002 (see "Committees and Meetings of the Board of Directors" above). The Company is actively seeking independent directors to fully reconstitute its Audit Committee. The duties of the Audit Committee are currently being performed by the entire Board of Directors, headed by Mr. Grollman. The Board has reviewed the Company's financial statements for the fiscal year ended September 30, 2002, as audited by Hurley & Company, the Company's independent auditors, and has discussed these financial statements with management. In addition, the Board has discussed the audit process and results with Hurley & Company.

AUDIT FEES

       Hurley & Company billed the Company and its subsidiaries approximately $16,000 for the following professional services: audit of the annual financial


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

statements of the Company for the fiscal year ended September 30, 2002, and review of the interim financial statements included in quarterly reports on Form 10-QSB for the quarterly periods ended December 31, 2001, March 31, 2002 and June 30, 2002.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

       The Company did not engage Hurley & Company to provide services to the Company regarding financial information systems design and implementation during the fiscal year ended September 30, 2002.

ALL OTHER FEES

       None

OTHER

       The Board of Directors has considered whether the provision of non-audit services is compatible with maintaining Hurley & Company's independence.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       On April 29, 2002 Mr. Lou Ross, then-Chairman of the Board, sold 240,000 shares of Common Stock in the Company. The proceeds (net of sales commissions) of $41,125 were loaned to the Company. The loan, which bears 6% interest per annum, is payable in twelve monthly installments of $3,649 beginning October 29, 2002. One payment of $3,000 has been made on this Note by the Company in December 2002. The Note is thus currently in arrears.

       In July 2002, Mr. Ross, sold 260,000 shares of Common Stock in the Company. The proceeds (net of sales commissions and approximately $4,000 withheld by Mr. Ross for taxes) of approximately $34,000 were loaned to the Company. The loan, which bears 6% interest per annum, is to be repaid in twelve installments of $3,022 beginning February 28, 2003.

       In 2000, the Company loaned its then-Chairman and CEO Mr. Ross $200,000, using a 10% promissory note from its then-Chairman due December 1, 2000. In December 2000 the Board authorized the extension of the loan to officer until December 1, 2001. In February 2002, the Chairman of the Board Mr. Ross repaid $100,000 of the loan by returning 250,000 shares of the Company's Common Stock at the market price per share of $.40. In addition, the Chairman assigned his rights to recover the amounts recoverable from NetMind, an electronics company in which the Chairman had invested. The $100,000 balance remaining after accounting for the return of the stock was expensed by the Company.

                APPROVAL AND RATIFICATION OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 2)

       The Board of Directors has selected Hurley & Company ("Hurley") as the independent public accountants for the Company for fiscal 2003, and recommends that the shareholders vote for ratification of such appointment. Shareholder ratification of the selection of Hurley as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Hurley for shareholder ratification as a matter of good corporate practice. Hurley has audited the Company's financial statements since fiscal 1998. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders. A representative of Hurley is expected to be present at the Annual Meeting via teleconference with the opportunity to make a statement if he so desires and to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS
                                   PROPOSAL.


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


                        PROPOSALS FOR NEXT ANNUAL MEETING

       Any shareholder who wishes to present any proposal for shareholder action at the next Annual Meeting of Shareholders to be held in 2004, must send the proposal in time for it to be received by the Company's Secretary, at the Company's offices, not later than Friday, September 26, 2003, in order to be included in the Company's proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Corporate Secretary, 14455 North Hayden Road, Suite 202, Scottsdale, Arizona 85260. If a shareholder proposal is introduced at the 2003 Annual Meeting of Shareholders without any discussion of the proposal in the Company's proxy statement, and the shareholder does not notify the Company on or before Thursday, November 20, 2003, as required by SEC Rule 14(a)-4(c)(1), of the intent to raise such proposal at the Annual Meeting of Shareholders, then proxies received by the Company for the 2003 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notice of such proposal is to be sent to the above address.

                                             By Order of the Board of Directors

                                             /s/ Graham L. Clark, Secretary

                                             Graham L. Clark, Secretary

Dated January 27, 2003



                            REQUESTS FOR FORM 10-KSB

UPON WRITTEN REQUEST, NATIONAL SCIENTIFIC CORPORATION WILL FURNISH, WITHOUT CHARGE TO PERSONS SOLICITED BY THIS PROXY STATEMENT, A COPY OF OUR REPORT ON FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2002. REQUESTS SHOULD BE ADDRESSED TO: NATIONAL SCIENTIFIC CORPORATION, 14455 NORTH HAYDEN ROAD, SUITE 202, SCOTTSDALE, ARIZONA 85260, ATTENTION: KAREN FUHRE.

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